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                                                                     Exhibit 4.3

                               G&K SERVICES, INC.
                           2006 EQUITY INCENTIVE PLAN

                             TERMS OF NON-QUALIFIED
                              EMPLOYEE STOCK OPTION

Pursuant to a letter (the "Grant Letter") addressed and delivered to you from G&K Services, Inc. (the "Company"), and subject to your acceptance in accordance with paragraph 1 below, the Compensation Committee (the "Committee") of the Company's Board of Directors has granted you a non-qualified stock option (the "Option") pursuant to the terms of the G&K Services, Inc. 2006 Equity Incentive Plan (the "Plan"). A copy of the Plan is enclosed herewith. The terms of your Option are governed by the provisions of the Plan generally and the specific terms set forth below. Your Grant Letter and this statement of terms are your Award Agreement under the Plan. In the event of any conflict or inconsistency between the terms set forth below and the provisions of the Plan, the provisions of the Plan shall govern and control.

1. NUMBER OF SHARES SUBJECT TO THE OPTION. Upon your acceptance of the Option, the Option entitles you to purchase all or any part of the aggregate number of shares of Class A Common Stock of the Company (the "Common Stock") set forth in the Grant Letter as "G&K Stock Option shares," in accordance with the Plan. You may accept the Option by logging into your account at http://www.melloninvestor.com and selecting the 'Acknowledge Grant' button associated with your grant.

2. PURCHASE PRICE. The purchase price of each share of Common Stock covered by the Option shall be the "Exercise Price" set forth in the Grant Letter.

3. EXERCISE AND VESTING OF OPTION. The Option is exercisable only to the extent that all, or any portion thereof, has vested. Except as provided in paragraph 4 below, the Option shall vest in three (3) equal installments, such installments to begin on the first anniversary of the "Grant Date" set forth in the in the Grant Letter and continuing on each of the next two anniversaries thereof (each individually, a "Vesting Date") until the Option is fully vested. In the event that you cease to be an employee of the Company prior to any Vesting Date, that portion of the Option scheduled to vest on such Vesting Date, and all portions of the Option scheduled to vest in the future, shall not vest and all rights to and under such non-vested portions of the Option will terminate.

4.   TERM OF OPTION.

     (a) To the extent vested, and except as otherwise provided herein or in the Plan, no Option is exercisable after the expiration of ten (10) years from the Grant Date (such date to be hereinafter referred to as the "Expiration Date").

     (b) In the event your employment is terminated for any reason other than death or disability (other than for cause or voluntary on your part and without written consent of the Company), the Option shall be exercisable by you (to the extent that you shall have been entitled to do so at the termination of your employment)

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          at any time within three (3) months after such termination of employment, but in no event later than the Expiration Date. In the event of any termination of your employment that is either (i) for cause or (ii) voluntary on your part and without the written consent of the Company, the Option, to the extent not theretofore exercised, shall forthwith terminate.

     (c) In the event of your death while you are an employee of the Company or any of its subsidiaries or within three (3) months after termination of employment (other than for cause or voluntary on your part and without written consent of the Company), the Option may be exercised (to the extent that you shall have been entitled to do so at the date of death) by the person to whom the Option is transferred by will or the applicable laws of descent and distribution at any time within twelve (12) months after the date of death, but in no event later than the Expiration Date.

     (d) In the event your employment is terminated by the Company as a result of a disability, the Option shall be exercisable by you (to the extent that you shall have been entitled to do so at the termination of your employment) at any time within twelve (12) months after such termination of employment, but in no event later than the Expiration Date. For purposes of this Option, you will be considered to have a "disability" if you have physical, mental or emotional limits caused by a current sickness or injury and, due to these limits, you are not able to perform, on a full-time basis, the major duties of your own job (e.g., if you are required, on average, to work more than 40 hours per week, you will not be considered to have a "disability" if you are able to perform the major duties of your employment for 40 hours per week); you will not be considered to have a disability if you perform any work for wage or profit, and the loss of a professional or occupational license will not, in and of itself, constitute a "disability."

     (e) In the event your employment is terminated as a result of a qualified retirement from the Company, the Option shall be exercisable by you (to the extent that you shall have been entitled to do so on the date of your retirement) at any time within the three (3) year period following the date of such qualified retirement, but in no event later than the Expiration Date. For purposes of this Option, your retirement from the Company shall be considered a "qualified retirement" if such retirement is voluntary and, at the time of such retirement, you are at least 60 years of age and have been employed by the Company on a continuous basis for a period of at least five years.

5. METHOD OF EXERCISE. Subject to the terms and conditions set forth herein and in the Plan, the Option may be exercised, in whole or in part, by logging into your account at http://www.melloninvestor.com or calling 1-866-4GK-SERV and specifying the number of shares to be purchased and by paying in full the Purchase Price for the number of shares of Common Stock with respect to which the Option is exercised. Subject to the provisions of the Plan, such Purchase Price shall be paid in cash and/or in shares of Common Stock of the Company or other property. In addition, you shall, on or about notification to you of the amount due, pay promptly an amount sufficient to satisfy


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     applicable federal, state and local tax requirements. In the event the
     Option shall be exercised by any person other than you, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. The Company has no obligation to deliver shares or cash upon exercise of the Option until all applicable withholding taxes have been paid or provided for payment and until such shares are qualified for delivery under such laws and regulations as may be deemed by the Company to be applicable thereto. Prior to the issuance of shares of Common Stock upon the exercise of the Option, you will have no rights as a shareholder.

6. NON TRANSFERABILITY. No stock Option may be transferred, pledged or assigned otherwise than by will or the laws of descent and distribution. An Option may be exercised, during your lifetime, only by you, or by your guardian or legal representative. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions of the Plan or the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, will be null and void and without effect.

7. RESERVATION OF RIGHT TO TERMINATE EMPLOYMENT. Your employment, subject to the provisions of any agreement between you and the Company, shall be at the pleasure of the Board of Directors of the Company or other employing corporation, and nothing contained herein shall restrict any right of the Company or any other employing corporation to terminate your employment at any time, with or without cause.

8. ADJUSTMENT. In the event that the number of shares of Common Stock shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, quarterly cash dividends), or otherwise, then the Option shall be appropriately adjusted by the Committee, in number of shares or Purchase Price or both to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such shares of Common Stock shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected.

9. WITHHOLDING. Pursuant to the provisions of the Plan, and as described in greater detail therein, the Company will have the right to withhold from any payments made in connection with the Option, or to collect as a condition of payment or delivery, any taxes required by law to be withheld.

10. FURTHER ASSURANCES. By accepting the Option, you agree to execute such papers, agreements, assignments, or documents of title as may be necessary or desirable to effect the purposes described herein and carry out its provisions.


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11.  THIRD PARTY BENEFICIARIES. Nothing contained herein is intended or shall be construed as conferring upon or giving to any person, firm or corporation other than you and the Company any rights or benefits.

12. ENTIRE UNDERSTANDING. The provisions set forth herein and those contained in the Grant Letter and the Plan embody the entire agreement and understanding between you and the Company with respect to the matters covered herein, in the Grant Letter and in the Plan, and such provisions may only be modified pursuant to a written agreement signed by the party to be charged.

13. GOVERNING LAW. The agreement and understanding regarding the Option, and its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.


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